ARTICLES OF INCORPORATION


I.	The name of the Corporation is:  The Polaris Fund


II. The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL
CORPORATION LAW of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


III.	The name and address in the State of California of this corporation's initial agent for service of process is:
Name:  	Marcus B. Crawshaw
Address:	444 W. Ocean Blvd. #1404
City: 	Long Beach	State: CALIFORNIA		Zip: 90802


IV.	This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this corporation is authorized to issue is 100,000,000.





					_____________________________
					Marcus B. Crawshaw, Incorporator